                                                                    Exhibit 99.1


                               October 12, 1999

NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: John D. Blecher
Phone: 717.843.1586

                         DROVERS BANCSHARES ANNOUNCES
                            THIRD QUARTER EARNINGS

York, PA, Oct. 12, 1999. Drovers Bancshares Corporation (Nasdaq: DROV), parent of The Drovers & Mechanics Bank, reported 1999 third quarter earnings of $1,925,000, an increase of 13.9% over the third quarter of 1998. Basic earnings per share increased to $0.41 from $0.36 for the same period. Return on average equity increased to 15.39% from 14.31% and return on average assets was 1.16% versus 1.19% for the same period in 1998.

For the first nine months of 1999, the Corporation recorded net income of $5,613,000, an increase of $675,000, or 13.7% over the same period in 1998. Basic earnings per share were $1.20 compared to $1.06 in the first nine months of 1998. Year-to-date return on average equity and return on average assets were 15.06% and 1.19%, respectively.

Growth in loans and deposits fueled the increase in income for the third quarter of 1999. Loans grew $60,863,000, or 16.2%, to $436,834,000 from a year ago. The growth in loans was primarily funded by deposits, which grew $56,983,000 to $488,414,000 during the same period. The interest margin remained stable at 3.64% for the third quarter in 1999 versus 3.67% for the same period in 1998.

In August 1999, the Corporation opened a loan production office in Frederick, Maryland, its first office outside of Pennsylvania. Two new branches will be located in Dillsburg and Newberry Township. The Dillsburg branch is scheduled to open in the fourth quarter of 1999 and the Newberry Township branch is scheduled to open in the second quarter of 2000.

-----------------------------------------------------------------------------
Company                                               Exchange       Symbol
Drovers Bancshares Corp.                (unaudited)    NASDAQ         DROV
-----------------------------------------------------------------------------
                                          Ended         Ended         %
3rd Quarter                              9/30/99       9/30/98       chg.
-----------------------------------------------------------------------------
Assets (thousands)                       $678,216      $574,814      18.0%
Net income (thousands)                   $  1,925      $  1,690      13.9%
Earnings per share                       $   0.41      $   0.36      13.9%
Earnings per share, assuming dilution    $   0.41      $   0.36      13.9%
-----------------------------------------------------------------------------
                                           Ended         Ended         %
9 months                                  9/30/99       9/30/98       chg.
-----------------------------------------------------------------------------
Assets (thousands)                       $678,216      $574,814      18.0%
Net income (thousands)                   $  5,613      $  4,938      13.7%
Earnings per share                       $   1.20      $   1.06      13.2%
Earnings per share, assuming dilution    $   1.18      $   1.04      13.5%
-----------------------------------------------------------------------------